EXHIBIT 10.86

AGREEMENT OF SALE FOR THE KEYBANK PARSIPPANY BUILDING

AGREEMENT OF SALE

AGREEMENT OF SALE (this “Agreement”), dated as of August 30, 2002, between TWO GATEHALL ASSOCIATES, LLC, a Delaware limited liability company (“Seller”) and WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”).

Preliminary Statement

Seller is the owner of (a) certain lands located in the Township of Parsippany-Troy Hills, County of Morris, State of New Jersey, described by metes and bounds on Exhibit A annexed hereto (the “Land”), (b) a building (the “Building”), fixtures and other improvements presently located on the Land (the Building, fixtures and other improvements being collectively called the “Improvements”), (c) the equipment, machinery, tools, spare parts and supplies on the Land and in the Improvements used in connection with the operation or maintenance of the Building and identified on Exhibit B annexed hereto (the “Personal Property”), (d) all rights of Seller, as landlord, under the Leases (as hereinafter defined), (e) all easements, rights and appurtenances relating to the Land and the Improvements (the “Rights”) and (f) if and to the extent assignable by Seller, all right, title and interest of Seller, if any, in and to any intangible personal property relating to the Land and the Improvements, including all licenses, permits, plans, specifications, operating manuals, guarantees and warranties relating to the Land and the Improvements (the “Intangible Property”).

Seller desires to sell, convey, transfer and assign to Purchaser, and Purchaser desires to acquire from Seller, subject to the terms and conditions of this Agreement, the Land, the Improvements, the Personal Property, Seller’s rights as landlord under the Leases, the Rights, the Intangible Property and certain other property herein described (all such property intended to be sold, conveyed, transferred or assigned by Seller to Purchaser being herein called the “Property”).

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
Definitions; Construction

1.1  Definitions.    As used in this Agreement, the following terms have the following respective meanings:

“Acceptable Estoppel Certificate” has the meaning specified in Section 7.2(a).

“Actual Knowledge” means the actual knowledge of Christopher F. Sameth, Kaleem Hazer, Jeffrey Kraijcek and John Buza and does not include constructive knowledge or the obligation to make inquiry.

“Broker” means CB Richard Ellis, Inc.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in the State of New Jersey or the State of Georgia are required or are authorized by law to be closed.

“Cafeteria Agreement” means an unwritten agreement between Seller and Cafeteria Operator pursuant to which Seller permits Cafeteria Operator to operate cafeteria facilities in the Building.

“Cafeteria Operator” means Dartcor Management Services.

“Closing Date” has the meaning specified in Section 9.1.

“Code” has the meaning specified in Section 12.2(a).

“Commission Agreements” means, collectively, (1) that certain Brokerage Commission Agreement dated June 13, 2000 between Seller and TC Northeast Metro, Inc. relating to the KeyBank Lease, and (2) that certain Brokerage Commission

Agreement dated July 11, 2000 between Seller and CB Richard Ellis, Inc. relating to the Gemini Lease.

“Commitment” has the meaning specified in Section 3.1(b).

“DEP” means the Department of Environmental Protection of the State of New Jersey.

“Deposit” means the amounts actually paid by Purchaser to the Escrow Agent pursuant to clauses (a) and (b) of Section 2.3.

“Due Diligence Period” means a period commencing on the date of this Agreement and ending at 5:00 p.m. (Eastern time) on the fifteenth (15th) calendar day after the date of this Agreement or, if such fifteenth (15) calendar day is not a Business Day, on the first (1st) Business Day occurring thereafter.

“Easement Agreement” means that certain Easement and Maintenance Agreement dated May 8, 1986 between Michael S. Carver and The Aetna Casualty and Surety Company recorded in the Morris County Clerk’s office in Deed Book 2858, Page 684 et seq., as amended by First Amendment to Easement and Maintenance Agreement dated September 19, 1996 recorded in the Morris County Clerk’s office in Deed Book 4446, Page 52.

“Escrow Agent” means Stewart Title Guaranty Company, or any substitute escrow agent appointed hereunder.

“Estimated Correction Costs” defined in Section 4.1.

“Final Apportionment Report” has the meaning specified in Section 10.5(a).

“Gemini Lease” means that certain Lease Agreement dated July 6, 2000 between Seller, as landlord, and Gemini Technology Services, Inc. (successor by assignment to the original tenant named therein, Exodus Communications, Inc.), as tenant, relating to certain space in the Building, as clarified by that certain letter dated April 30, 2001 from Seller to Exodus Communications, Inc. relating to operation of generators, and as amended by that certain First Amendment to Lease Agreement dated January 17, 2002 between Seller, Exodus Communications, Inc. and Gemini Technology Services, Inc.

“Hazardous Substance” means any substance, chemical or waste that is listed as hazardous, toxic or dangerous under any applicable federal, state, county or local statute, rule, regulation, ordinance or order.

“Improvements” has the meaning specified in the Preliminary Statement.

“Intangible Property” has the meaning specified in the Preliminary Statement.

“KeyBank Lease” means that certain Agreement of Lease dated May, 2000 between Seller, as landlord, and KeyBank USA National Association, as tenant, relating to certain space in the Building, as amended by that that certain First Amendment of Lease dated February 20, 2001 by and between Seller and KeyBank USA National Association.

“KeyBank Guaranty” means that certain Guarantee of Lease dated May 26, 2000 between Seller, as lessor, and Keycorp, as guarantor, relating to the KeyBank Lease.

“Land” has the meaning specified in the Preliminary Statement.

“Lease” means the Gemini Lease or the KeyBank Lease, as the context of the applicable provision of this Agreement indicates.

“Leases” mean, collectively, the Gemini Lease and the KeyBank Lease.

“Legal Requirements” means all laws, statutes, codes, ordinances, orders, regulations and requirements of all federal, state, county and municipal governments, departments, boards, authorities, agencies, officials and officers.

“Material Abatement” has the meaning specified in Section 8.1.

“Material Environmental Defect” means the existence of a Hazardous Substance on the Land or in the Improvements requiring remediation under applicable Legal Requirements which neither of the tenants is required to perform under the Leases.

“Material Matter” has the meaning specified in Section 7.2(a).

“Material Respect” has the meaning specified in Section 5.2(a).

“Material Zoning Defect” means any violation of a zoning ordinance relating to the Property which neither of the Tenants is required to correct under the Leases and which, in Purchaser’s good faith determination, (i) could result in the discontinuation of the current use of all or any material part of the Property under applicable Legal Requirements, or (ii) could result in a requirement under applicable Legal Requirements that alterations or improvements be made to the Property.

“Owner’s Title Policy” has the meaning specified in Section 3.1(b).

“Permitted Exceptions” has the meaning specified in Section 3.1(a).

“Personal Property” has the meaning specified in the Preliminary Statement.

“Property” has the meaning specified in the Preliminary Statement.

“Property Documents” has the meaning specified in Section 4.4.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchaser” has the meaning specified in the introductory paragraph of this Agreement and includes any permitted assignee of the vendee’s right, title and interest under this Agreement.

“Purchaser’s Statement” has the meaning specified in Section 3.3.

“Replacement Cafeteria Agreement” has the meaning specified in Section 7.3.

“Rights” has the meaning specified in the Preliminary Statement.

“Security Documents” means any mortgages, deeds of trust, security interests, UCC-1 Financing Statements, assignments of leases or similar instruments or assignments given as security for indebtedness, in each case, created by the voluntary act of Seller and any mechanic’s or materialman’s liens arising out of any failure or alleged failure by Seller to pay any amounts due to a contractor or material supplier under a contract to which Seller is a party (not including any mechanic’s or materialman’s liens which arise out of acts of tenants).

“Seller” has the meaning specified in the introductory paragraph of this Agreement.

“Seller’s Response” has the meaning specified in Section 3.3.

“Seller Transferee” has the meaning specified in Section 12.2(a).

“Service Contracts” mean the contracts specified in Exhibit D annexed hereto.

“SNDA” has the meaning specified in Section 7.2(e).

“Taking” means any proceedings or negotiations instituted which do or may result in a taking by condemnation or eminent domain of the Property or any portion thereof.

“Tenants” mean, collectively, KeyBank USA National Association and Gemini Technology Services, Inc. and their respective successors and assigns.

“Termination Notice” defined in Section 4.1.

“Title Insurance Commitment” has the meaning specified in Section 3.3.

“Title Insurer” means Stewart Title Guaranty Company, through its agent Cobe Title Agency, LLC, having an address at 140 Mountain Avenue, Suite 101, Springfield, New Jersey 07081.

1.2  Drafting Ambiguities; Interpretation.    In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one of the parties drafted this Agreement, each party recognizing that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of same. Unless otherwise specified (a) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, (b) the words “consent” or “approve” or words of similar import, shall mean the prior written consent or approval of Seller or Purchaser, (c) the words “include” and “including” or words of similar import, shall be deemed to be followed by the words “without limitation” and (d) the Exhibits to this Agreement are incorporated herein by reference.

ARTICLE 2
SALE OF PROPERTY; PURCHASE PRICE; PAYMENT TERMS

2.1  Sale of Property.    Seller hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, the Property upon the terms and conditions herein contained.

2.2  Purchase Price.    The aggregate purchase price for the Property is ONE HUNDRED-ONE MILLION THREE HUNDRED

FIFTY THOUSAND DOLLARS ($101,350,000.00) (the “Purchase Price”).

2.3  Payment Terms.    The Purchase Price shall be payable as follows:

(a)  within (2) Business Days after the date of this Agreement, the sum of $1,000,000.00 shall be paid by Purchaser by wire transfer to Escrow Agent;

(b)  prior to the expiration of the Due Diligence Period, if Purchaser does not terminate this Agreement, an additional sum of $1,000,000.00 shall be paid by Purchaser by wire transfer to Escrow Agent; and

(c)  upon closing of title, the balance of the Purchase Price, plus or minus any net closing adjustments, shall be paid by wire transfers of immediately available funds to Seller or its designees.

2.4  Terms of Escrow.

(a)  The Deposit shall be held by Escrow Agent in escrow in an interest bearing account with Fleet National Bank. Any interest accrued on the Deposit shall be paid to whichever party is entitled to the Deposit in accordance with the provisions of this Agreement, except that if the closing of title occurs, interest on the Deposit shall be paid to Purchaser on the Closing Date. The Deposit shall be held and disbursed by Escrow Agent in the following manner:

(i)  to Seller upon consummation of the closing; or

(ii)  to Seller upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision herein which states that Seller is entitled to the Deposit upon termination, and certifying the basis for such termination or (y) Purchaser has defaulted in the performance of Purchaser’s obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until at least five (5) days after it has sent a copy of such demand to Purchaser, nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of clause (b) of this Section 2.4; or

(iii)  to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof which states that Purchaser is entitled to the Deposit upon termination, and certifying the basis for such termination, or (y) Seller has defaulted in performance of Seller’s obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that, Escrow Agent shall not honor such demand until at least five (5) days after it has sent a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of clause (b) of this Section 2.4.

(b)  Upon receipt of written demand for the Deposit by Purchaser or Seller pursuant to clauses (ii) or (iii) of Section 2.4(a), Escrow Agent shall promptly send a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent within the greater of five (5) days or three (3) Business Days after Escrow Agent delivers a copy of the written demand to the objecting party but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

(c)  In the event of any dispute between the parties regarding the Deposit, Escrow Agent, at its option, may disregard all instructions received and either (i) hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final unappealable judgment of a court of competent jurisdiction, or (ii) deposit the Deposit with a court of competent jurisdiction (whereupon Escrow Agent shall be released and relieved of any and all liability and obligations hereunder from and after the date of such deposit).

(d)  In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Deposit until Escrow Agent shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

(e)  Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Agreement shall be signed by Escrow Agent, Purchaser and Seller.

(f)  Seller and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. Purchaser and Seller acknowledge that the amount of the Deposit to be deposited by Escrow Agent with Fleet National Bank exceeds the amount which is insured under applicable law. Purchaser and Seller shall hold Escrow Agent harmless from and against the loss of all or part of the Deposit by Fleet National Bank, provided such loss does not arise out of the gross negligence or willful misconduct of Escrow Agent.

(g)  Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Deposit with a court of competent jurisdiction. After such resignation, Escrow Agent shall have no further duties or liability hereunder.

(h)  Purchaser and Seller, jointly, shall have the right to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Escrow Agent, who shall sign a counterpart of this Agreement. Upon demand of such successor Escrow Agent, the Deposit shall be turned over and delivered to such successor Escrow Agent, who shall thereupon be bound by all of the provisions hereof.

(i)  Seller and Purchaser shall share equally the responsibility for reimbursement to Escrow Agent of all out of pocket expenses, disbursements and advances (including reasonable attorneys fees) incurred or made by Escrow Agent in connection with the carrying out of its duties hereunder.

(j)  Escrow Agent’s agreements and obligations hereunder shall terminate and Escrow Agent shall be discharged from further duties and obligations hereunder upon final payment of the Deposit in accordance with the terms of this Agreement.

The provisions of this Section 2.4 shall survive the termination of this Agreement.

2.5  Federal Tax Identification Number.    Purchaser represents that its federal tax identification number is 58-2368838. Purchaser acknowledges and agrees that Purchaser’s tax identification number shall be used on the account into which the Deposit is placed. Upon request from Escrow Agent, Purchaser shall furnish Escrow Agent with an executed W-9 Form. The party that actually receives the interest on the Deposit shall pay any income taxes thereon.

ARTICLE 3
TITLE TO PROPERTY

3.1  Title to Land and Improvements.    (a)  Title to the Land and Improvements shall be insurable at regular rates by Title Insurer, subject to (a) the exceptions listed on Exhibit C annexed hereto, (b) those exceptions to which Purchaser does not object pursuant to Section 3.3, (c) all matters that arise out of actions of Purchaser or its agents, representatives or contractors, (d) the Title Insurer’s standard coverage exclusions contained in the policy jacket of the insurance policy, and (e) liens for real estate taxes not due and payable (collectively the “Permitted Exceptions”).

(b)  (i)  At the closing of title, the Title Insurer shall issue to Purchaser, at Purchaser’s sole cost and expense, either (x) an ALTA Owner’s Form (1992 or later) title insurance policy (which may be a Proforma policy) in the amount of the Purchase Price, with reinsurance or coinsurance from companies and in amounts reasonably determined by Purchaser, and insuring that valid fee simple title in the Land and the Improvements is vested in Purchaser, subject only to the Permitted Exceptions (the “Owner’s Title Policy”), or (y) an irrevocable written commitment to issue the Owner’s Title Policy (the “Commitment”). Purchaser shall pay the premium and other amounts due to the Title Insurer in connection with the Owner’s Title Policy on or before the Closing Date. Purchaser shall be entitled to request that the Title Insurer provide, at Purchaser’s sole cost and expense, such endorsements or amendments to the Owner’s Title Policy as Purchaser may reasonably require, provided that (x) such endorsements or amendments shall be at no cost or additional liability to Seller, (y) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements or amendments and, if Purchaser is unable to obtain such endorsements or amendments, Purchaser shall nevertheless be obligated to close the transaction contemplated by this Agreement without any reduction of or set off against the Purchase Price, and (z) the Closing Date shall not be delayed as a result of Purchaser’s request.

(ii)  If, as of the Closing Date (as same may be extended pursuant to this Section 3.1(b)), the Title Insurer fails to issue the Owner’s Title Policy or the Commitment in accordance with the provisions hereof, then Purchaser and Seller shall each have the right to terminate this Agreement at any time thereafter (but prior to the closing of title) by notice given to the other party whereupon the Deposit shall be returned to Purchaser and, except as expressly set forth herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void; provided, however, Seller shall not have the right to terminate this Agreement pursuant to this Section 3.1(b) if Purchaser had previously irrevocably waived in writing receipt of the Owner’s Title Policy or the Commitment as a condition to its obligation to close title hereunder. Notwithstanding the foregoing, if the Title Insurer’s failure to issue the Owner’s Title Policy or the Commitment on the Closing Date is the result of a default by either party of its obligations under this Agreement, then (x) the defaulting party shall not have the right to terminate this Agreement pursuant to this Section 3.1(b), and (y) the non-defaulting party may exercise its rights and remedies under Article 11 hereof.

(iii)  If the Title Insurer fails to issue the Owner’s Title Policy or the Commitment on the Closing Date in accordance with the provisions hereof, then Seller and Purchaser shall each have the right by notice given to the other party to adjourn the Closing Date one time for up to two (2) Business Days, except that if the Title Insurer’s failure to issue the Owner’s Title Policy or the Commitment is a result of a default by either party of its obligations expressly set forth herein, then such defaulting party shall have no right to adjourn the Closing Date pursuant to this Section 3.1(b).

3.2  Title to Other Property.    Title to the Personal Property and all other property intended to be conveyed or assigned hereunder to Purchaser shall be good and valid, subject to no encumbrances or security interests, except Permitted Exceptions.

3.3  Title Defects.    Purchaser shall furnish to Seller within the Due Diligence Period a copy of a title commitment with respect to the Property prepared by the Title Insurer (the “Title Insurance Commitment”), together with a statement specifying any objections to title which are not Permitted Exceptions (“Purchaser’s Statement”), it being understood that Purchaser shall have no right to object to Permitted Exceptions. Seller shall have no obligation to remove any such objections except that on or before the Closing Date Seller shall cause to be removed any Security Documents. Seller shall notify Purchaser within three (3) Business Days after Seller’s receipt of Purchaser’s Statement whether Seller will remove on or before the Closing Date any such objections which are not Security Documents (“Seller’s Response”). If Seller does not advise Purchaser that such defects will be removed, Purchaser’s sole right shall be to either (a) waive the defect and close title without abatement or reduction of the Purchase Price or (b) terminate this Agreement, in either case upon notice to Seller given within three (3) Business Days after Purchaser receives Seller’s Response indicating that such defects will not be removed. If Purchaser fails to elect to terminate this Agreement by notice given to Seller within said three (3) Business Day period, then Purchaser shall be conclusively deemed to have elected to waive the defects and close title in accordance with clause (a) of the preceding sentence. If Purchaser elects to terminate this Agreement by notice given to Seller within such three (3) Business Day period, the Deposit shall be returned to Purchaser, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void.

3.4  Right to Pay Off Monetary Encumbrances.    Seller shall have the right to pay off any monetary encumbrances against the Property on the Closing Date out of the cash then payable provided, in the case of encumbrances held by institutional lenders, Seller shall deliver a pay off letter at the closing and, based thereon, the Title Insurer agrees to remove such encumbrance from the title policy issued to Purchaser and, in the case of encumbrances held by non-institutional lenders, recordable instruments of release or discharge of such encumbrances in form and substance satisfactory to the Title Insurer are then delivered to Purchaser.

ARTICLE 4
Termination Rights

4.1  Due Diligence Period Termination.    Purchaser acknowledges and agrees that prior to the date of this Agreement, Purchaser has been permitted access to the Land and Improvements and has performed all such inspections, investigations and analyses of the Property as Purchaser deems necessary, except that Purchaser has not yet completed its inspections of the environmental condition of the Property and has not yet completed its analyses of zoning requirements relating to the Property. Subject to the provisions of Section 4.3, Purchaser, its agents, employees and consultants, shall have the right, during the Due Diligence Period, to inspect the environmental condition of the Property and to examine zoning requirements as they relate to the Property. If Purchaser, in good faith, determines that there is a Material Environmental Defect or a Material Zoning Defect, then, subject to the provisions of this Section 4.1, Purchaser may terminate this Agreement on notice to Seller given within the Due Diligence Period accompanied by a detailed statement disclosing the basis upon which Purchaser determined that a Material Environmental Defect or a Material Zoning Defect exists (the “Termination Notice”). The Termination Notice shall also specify whether, in Purchaser’s good faith determination, all Material Environmental Defects and Material Zoning Defects set forth in the Termination Notice can be corrected at a cost of less than $1,000,000.00 in the aggregate, and, if Purchaser concludes that they may be corrected at a cost of less than $1,000,000.00, the Termination Notice shall also specify Purchaser’s good faith estimate of the aggregate reasonable costs to correct the Material Environmental Defects and the Material Zoning Defects (the “Estimated Correction Costs”). If the Termination Notice specifies that all Material Environmental Defects and Material Zoning Defects cannot be corrected for a cost of less than $1,000,000.00, then this Agreement shall terminate as of the date of the giving of the Termination Notice. Upon such termination, the Deposit shall be returned to Purchaser, and, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. If the Termination Notice states that all Material Environmental Defects and Material Zoning Defects can be corrected for a cost of less than $1,000,000.00, Seller shall have the right, but not the obligation, by notice given to Purchaser within five (5) Business Days after receiving any such Termination Notice, to elect to allow a credit against the Purchase Price at the closing in an amount equal to the Estimated Correction Costs as set forth in the Termination Notice. If Seller gives such notice, then Purchaser’s election to terminate this Agreement under this Section 4.1 shall be deemed void, this Agreement shall remain in full force and effect and, on the Closing Date, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the Estimated Correction Costs set forth in Purchaser’s Termination Notice. If Seller fails to give any such notice electing to allow a credit against the Purchase Price within such five (5) Business Day Period, then Seller shall be deemed to have elected not to allow any credit against the Purchase Price and this Agreement shall automatically terminate on the sixth (6th) Business Day after Seller’s receipt of the Termination Notice. Upon such termination, the Deposit shall be returned to Purchaser, and, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. If Purchaser does not elect to terminate this Agreement pursuant to this Section 4.1 by notice given within the Due Diligence Period, Purchaser shall conclusively be deemed to have waived its right of termination under this Section 4.1.

4.2  Hazardous Substances.    In the event that after the Due Diligence Period but prior to the Closing Date there occurs a spill, discharge, release, deposit or emplacement of any Hazardous Substance on the Property which results in contamination of the Property beyond permitted governmental tolerances for non-residential property, either party shall have the right to terminate this Agreement upon notice to the other; provided however, that Seller may not terminate this

Agreement and any purported termination by Seller shall be ineffective if Purchaser agrees to close title in accordance with the provisions of this Agreement (without any credit against or reduction of the Purchase Price), to pay all remediation costs and indemnify and hold Seller harmless in connection with remediation costs (but not claims asserted by third parties, unless such claims are asserted on the ground that Purchaser did not undertake or complete remediation in accordance with applicable Legal Requirements). In the event Purchaser, its agents, servants or contractors, causes the spill, discharge, release, deposit or emplacement of any Hazardous Substance on the Property, Purchaser shall not have the right to terminate this Agreement. In such event, Purchaser shall perform all remedial activity at its sole cost and expense, and there shall be no adjournment of the Closing Date. In the event this Agreement is terminated by either party pursuant to this Section 4.2, the Deposit shall be returned to Purchaser, whereupon, except as provided herein, this Agreement and all rights and obligations of the parties hereunder shall be null and void.

4.3  Right of Entry.    Subject to the rights of Tenants under the Leases and to the provisions hereof, Purchaser and its agents, employees and consultants shall have access to the Land and Improvements from time to time, upon reasonable notice, prior to the expiration of the Due Diligence Period for the purpose of undertaking inspections, tests and studies with respect to the environmental condition thereof and for the purpose of examining zoning compliance issues relating to the Property, provided, however, Purchaser shall not conduct any intrusive testing without Seller’s prior written consent, which consent will not be unreasonably withheld. After the expiration of the Due Diligence Period, Purchaser and its agents, employees and consultants shall continue to have access to the Property from time to time upon reasonable prior notice, subject to the rights of Tenants, for the limited purpose of visual inspections, it being understood that no testing or other investigations shall be conducted after the expiration of the Due Diligence Period. In connection with any entry by Purchaser or its agents, employees or consultants, Purchaser shall (a) promptly repair any damage to the Property caused by such entry, (b) not interfere with the rights of the Tenants and any subtenants, and (c) comply with all applicable Legal Requirements. Purchaser shall hold and save Seller harmless from and against any and all loss, cost, damage, injury or expense arising out of or in any way related to the acts or omissions of Purchaser, its agents, employees and consultants, relating to any such entry, provided that Purchaser shall not be liable for the discovery of any preexisting condition. Prior to entering the Property, Purchaser shall furnish to Seller evidence that Purchaser has procured, or has caused to be procured, comprehensive general liability insurance from an insurer authorized to do business in the State of New Jersey, which is reasonably acceptable to Seller, insuring Seller against claims for bodily injury, death or damage to property in single limit amount of not less than $3,000,000, naming Seller as an additional insured. The indemnification provision contained in this Section 4.3 shall survive the termination of this Agreement and the closing of title.

4.4  Availability of Documents and Inquiries.    Prior to the date of this Agreement, Seller furnished Purchaser with a copy of all plans, specifications (including as built plans), engineering data, drawings, soils investigation reports, environmental reports and other consultant’s reports relating to the Property (collectively, “Property Documents”) in Seller’s possession, except for certain plans and specifications which Seller stores in the Building, which Purchaser has had access to prior to the date of this Agreement. Without limiting the provisions of Section 5.3, Purchaser acknowledges and agrees that Seller makes no representation or warranty as to the accuracy of any of the Property Documents.

4.5  Purchaser Communications.    Purchaser shall not communicate with or contact any tenants of the Property or any local municipalities or governmental authorities regarding the Property unless accompanied by a representative of Seller. Seller agrees to make a representative of Seller available for such purpose upon reasonable prior notice of request therefor from Purchaser.

4.6  Documents to be Delivered on Termination.    In the event this Agreement is terminated for any reason, except the default of Seller, Purchaser shall deliver to Seller, within ten (10) days after such termination, copies of all reports, studies, data, surveys, title reports, concept plans, site plans and specifications in Purchaser’s possession or under its control with respect to the Property (excluding Purchaser’s internal work product) and shall assign to Seller all of Purchaser’s right, title and interest therein, without warranty as to title or as to the accuracy or completeness thereof.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

5.1  Representations and Warranties.    As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that:

(a)  Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware, is in good standing, is qualified to conduct business in New Jersey, has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated, and the execution and delivery hereof and the performance by Seller of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which Seller or the Property is bound;

(b)  the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Seller or the Property is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property;

(c)  all proceedings required to be taken by or on behalf of Seller to authorize it to make, deliver and carry out the terms of this Agreement have been or will be duly and properly taken and this Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms;

(d)  no consent, authorization, license, permit, registration, approval or exemption is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance by Seller of its obligations hereunder;

(e)  Seller has furnished to Purchaser true and complete copies of the Leases; the Leases are the only leases currently affecting or relating to the Land and the Improvements other than the Cafeteria Agreement; neither of the Tenants has prepaid any rent under the Leases more than one month in advance; all allowances or inducement payments payable by the landlord under the Leases with respect to the current term of each of the Leases have been paid; no guarantor of a Tenant’s obligations under the Leases has been discharged of its obligations by Seller; the Leases have not been modified or amended by Seller, except as set forth in the documents listed as part of the definition of “Leases” herein; the Leases are in effect; and to the Actual Knowledge of Seller, (i) neither of the Tenants is in material default under the Leases, and (ii) neither of the Tenants has asserted in writing that Seller is in material default under the Leases;

(f)  there are no brokerage commission agreements between Seller and any broker in connection with the Leases or the Property other than the Commission Agreements and an agreement with Broker relating to the sale of the Property; the commissions payable under the Commission Agreements with respect to the current term of each of the Leases have been paid in full;

(g)  except for the Leases and the Cafeteria Agreement, Seller has not entered into any lease, license or other agreement giving any party the right to occupy the Property;

(h)  there are no proceedings at law or in equity (including proceedings contesting any tax or assessment) before any court, grand jury, administrative agency or other investigative agency, bureau or instrumentality of any kind pending or, to the Actual Knowledge of Seller, threatened, against or affecting Seller or the

Property that (i) involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, (ii) enjoin or prevent or threaten to enjoin or prevent the performance of Seller’s obligations hereunder or (iii) relate specifically to the Property or the title thereto;

(i)  Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Purchaser will not be required to withhold from the Purchase Price any withholding tax;

(j)  the Service Contracts will not be binding on Purchaser or the Property after the closing of title;

(k)  except as set forth in any of the Property Documents which Seller has delivered to Purchaser, Seller has not received written notice of a violation of any Legal Requirement relating to the Property which remains uncorrected;

(l)  except as set forth in any of the Property Documents which Seller has delivered to Purchaser, (1) Seller has no Actual Knowledge that any portions of the Property contain Hazardous Substances requiring remediation under applicable Legal Requirements, and (2) Seller has no Actual Knowledge that any underground fuel storage tanks are, or were formerly, located at the Property.

(m)  Seller has received no written notice of any condemnation or eminent domain proceeding against the Property or any part thereof;

(n)  Seller has received no written notice from any insurance company specifying defects or inadequacies in the Property which must be corrected;

(o)  no petition has been filed by, or to Seller’s Actual Knowledge against, Seller or any managing member of Seller under the Federal Bankruptcy Code or any similar law or statute;

(p)  the Property is not subject to any roll back taxes under the Farmland Assessment Act of 1964, N.J.S.A. 54:4-23.1 et seq.;

(q)  the individuals listed within the definition of “Actual Knowledge” herein are the Seller representatives who are primarily responsible for the operation and management of the Property on Seller’s behalf; and

(r)  the term of the Cafeteria Agreement is month-to-month; the current fixed monthly rental paid by Cafeteria Operator under the Cafeteria Agreement is zero dollars ($0); Seller has no obligation to alter or improve any portion of the Building pursuant to the Cafeteria Agreement; and Seller has no obligation to pay any amounts to Cafeteria Operator under the Cafeteria Agreement.

5.2  Changes in Representations and Warranties.    (a)  If, before the closing, Purchaser acquires knowledge that any representation or warranty set forth in Section 5.1 is inaccurate in any Material Respect, Purchaser shall within five (5) days after acquiring such knowledge (but in any event prior to the closing) give Seller notice of the inaccuracy, together with a description of the basis therefor. A representation or warranty made by Seller shall be deemed to be inaccurate in a “Material Respect” if, and only if, such inaccuracy, and/or facts and circumstances giving rise to such inaccuracy, together with any other inaccurate representation or warranty made by Seller hereunder and/or the facts and circumstances giving rise to such other inaccuracy, results in a diminution in the value of the Property that exceeds $25,000.00 in the aggregate or would otherwise materially and adversely affect the use or operation of the Property.

(b)  Upon receiving notice from Purchaser under Section 5.2(a) that a representation or warranty is inaccurate in any Material Respect, or if Seller otherwise obtains Actual Knowledge that a representation or warranty contained in Section 5.1 is inaccurate in any Material Respect, Seller shall have the right to cure such condition before the closing, and, except as provided in this Section 5.2(b), the existence of such condition shall not be a ground for Purchaser terminating this Agreement. Upon receiving any such notice from Purchaser under Section 5.2(a), or if Seller otherwise obtains Actual Knowledge that a representation or warranty contained in Section 5.1 is inaccurate in any Material Respect, Seller shall promptly notify Purchaser whether Seller will be able or is willing to cure such condition prior to the Closing Date (as same may be extended pursuant to the provisions of this Section 5.2(b)). If Seller notifies Purchaser that Seller will cure the condition, then, at Seller’s election, the Closing Date may be extended for a period of time reasonably necessary for Seller, acting with due diligence, to cure the condition, but in no event shall the Closing Date be extended for more than thirty (30) days. If Seller is unable or unwilling to cure any such representation or warranty which is inaccurate in any Material Respect, Purchaser’s exclusive remedy shall be to either (i) waive the representation and warranty to the extent that it is inaccurate and all rights and remedies relating thereto and close title without any abatement of Purchase Price, or (ii) terminate this Agreement. Purchaser shall give Seller notice of its election under clause (i) or clause (ii) of the preceding sentence within three (3) Business Days after Seller notifies Purchaser that Seller will be unable or is unwilling to cure the condition. If Purchaser fails to terminate this Agreement by notice given to Seller within such three (3) Business Day period, Purchaser shall be conclusively deemed to have elected to waive the representation and warranty to the extent that it is inaccurate and the rights and remedies relating thereto and to close title pursuant to clause (i) of the preceding sentence. In the event this Agreement is terminated pursuant to this Section 5.2(b), the Deposit shall be refunded to Purchaser, whereupon, except as provided herein, this Agreement and all rights and obligations of the parties hereunder shall be null and void.

(c)  (i)  If any representation or warranty set forth in Section 5.1 is inaccurate, but is not inaccurate in any Material Respect, Purchaser shall automatically be deemed to waive such representation and warranty to the extent that it is inaccurate and any and all rights and remedies relating thereto and shall be obligated to close title in accordance with the provisions hereof without abatement of Purchase Price.

(ii)  If Purchaser waives, or is deemed to have waived, any representation or warranty pursuant to this Section 5.2, then such representation or warranty, to the extent that it is inaccurate, shall automatically be deemed deleted from this Agreement and Seller shall have no liability, either prior to or after the closing, for the misrepresentation or breach of warranty.

5.3  Limitation on Seller’s Representations, Warranties, Covenants and Agreements.    PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER IS NOT LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE PROPERTY OR ANY PART THEREOF, TITLE TO THE PROPERTY, THE PHYSICAL CONDITION THEREOF, THE FITNESS AND QUALITY THEREOF, THE VALUE AND PROFITABILITY THEREOF, OR ANY OTHER MATTER OR THING WHATSOEVER WITH RESPECT THERETO. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY MEMBER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER IS LIABLE OR RESPONSIBLE FOR OR BOUND IN ANY MANNER BY (AND PURCHASER HAS NOT RELIED UPON) ANY VERBAL OR WRITTEN OR IMPLIED REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS, OBLIGATIONS, GUARANTEES, STATEMENTS, INFORMATION OR INDUCEMENTS PERTAINING TO THE PROPERTY OR ANY PART THEREOF, AND ANY OTHER INFORMATION RESPECTING SAME FURNISHED BY OR OBTAINED FROM SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER IS PURCHASING THE PROPERTY IN ITS “AS IS” CONDITION AT THE DATE HEREOF, REASONABLE WEAR AND TEAR FROM THE DATE HEREOF UNTIL THE CLOSING EXCEPTED.

5.4  Survival of Seller’s Representations and Warranties.    The representations and warranties contained in Section 5.1 are true and accurate as of the date hereof and, except for any representations and warranties which are waived or deemed waived pursuant to Section 5.2, shall be deemed to be repeated and shall be true and accurate as of the Closing Date. Subject to the provisions of Section 5.2, the representations and warranties in Section 5.1 shall survive the closing for a period of one (1) year from the Closing Date and no action or proceeding thereon shall be commenced, at law or in equity, if a legal proceeding is not commenced within such time.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1  Representations and Warranties.    As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants that:

(a)  Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware, is in good standing, has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated and the execution and delivery hereof and the performance by Purchaser of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Purchaser is a party or by which it is bound;

(b)  the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Purchaser is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Purchaser;

(c)  no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement; and

(d)  Purchaser has the financial ability to consummate this transaction on an all cash basis.

6.2  Survival.    The representations and warranties contained in Section 6.1 are true and accurate as of the date hereof, shall be deemed to be repeated at and as of the Closing Date and shall be true and accurate as of such date. Each such representation and warranty shall survive the Closing Date for a period of one (1) year from the Closing Date.

ARTICLE 7
OTHER COVENANTS AND AGREEMENTS; RESERVED RIGHTS

7.1  No Liens or Encumbrances.    Seller agrees that it will not create any liens or encumbrances against the Property after the date of this Agreement.

7.2  Estoppel Certificates; Subordination, Nondisturbance and Attornment Agreements.

(a)  Seller shall, within ten (10) days after the date of this Agreement, prepare and submit to (i) the tenant under the KeyBank Lease an estoppel certificate with respect to such Lease in the form of Exhibit E-1 annexed hereto, and (ii) the tenant under the Gemini Lease an estoppel certificate with respect to such Lease in the form of Exhibit E-2 annexed hereto. Subject to the provisions hereof, Purchaser’s obligations to close title hereunder is conditioned upon each of the Tenants executing and delivering to Seller an estoppel certificate which conforms in all material respects to the applicable estoppel certificate set forth in Exhibit E-1 or Exhibit E-2 (an “Acceptable Estoppel Certificate”). The failure of Seller to obtain Acceptable Estoppel Certificates shall not be deemed a default by Seller, it being agreed that the sole remedy of Purchaser in the event Seller does not obtain an Acceptable Estoppel Certificate from each of the Tenants shall be to terminate this Agreement in accordance with the provisions hereof. An estoppel certificate received from either of the Tenants shall not be an Acceptable Estoppel Certificate if the tenant discloses a material default on the part of landlord or tenant under its Lease or discloses another Material Matter (as hereinafter defined), which, in each case, was not included in the Lease and was not actually known to Purchaser as of the date of this Agreement. As used herein, a “Material Matter” shall mean a default or other matter relating to a Lease which, in each case, would subject the landlord thereunder to any liability, or otherwise adversely affect the rent, additional rent or other revenue that Purchaser will receive under the applicable Lease after the Closing Date.

(b)  If Seller receives an estoppel certificate from either of the Tenants prior to the Closing Date which is not an Acceptable Estoppel Certificate, Seller shall have the right to furnish same to Purchaser and to inquire whether Purchaser will accept such estoppel certificate in lieu of an Acceptable Estoppel Certificate. Within two (2) Business Days after receiving any such estoppel certificate and inquiry from Seller, Purchaser shall give Seller notice stating whether Purchaser will accept such estoppel certificate in lieu of an Acceptable Estoppel Certificate. If Purchaser gives Seller notice that Purchaser will accept such estoppel certificate in lieu of an Acceptable Estoppel Certificate, then the condition that an Acceptable Estoppel Certificate be obtained from the applicable tenant shall be deemed waived and Purchaser shall accept instead the estoppel certificate which was furnished to it pursuant to the provisions hereof. If Purchaser fails to give such notice within such two (2) Business Day period, then Purchaser shall be deemed to have elected not to accept such estoppel certificate in lieu of an Acceptable Estoppel Certificate. If Purchaser gives notice that it will not accept such an estoppel certificate (or is deemed to have elected not to accept such an estoppel certificate), then Seller shall have the right at any time thereafter but prior to the Closing Date to terminate this Agreement by notice given to Purchaser. If this Agreement is terminated by Seller pursuant to this Section 7.2(b), the Deposit shall be returned to Purchaser, and except as expressly provided herein, this Agreement and the rights and obligations of the respective parties hereunder shall be null and void.

(c)  If as of two (2) Business Days preceding the initially scheduled Closing Date, Seller has not obtained and furnished to Purchaser a copy of an Acceptable Estoppel Certificate from each of the Tenants (or estoppel certificates which Purchaser has elected to accept in lieu of Acceptable Estoppel Certificates pursuant to Section 7.2(b)), Seller and Purchaser shall each have the right, by notice given to the other party on or before the initially scheduled Closing Date, to adjourn the Closing Date until the fifth (5th) Business Day after the initially scheduled Closing Date.

(d)  If on the Closing Date (as same may be extended pursuant to any provision of this Agreement expressly providing for such an extension, including Section

7.2(c)), Seller has not obtained an Acceptable Estoppel Certificate from each of the Tenants (or estoppel certificates which Purchaser has elected to accept in lieu of Acceptable Estoppel Certificates pursuant to Section 7.2(b)), then Purchaser shall have the right to terminate this Agreement by giving Seller notice thereof on the Closing Date, whereupon the Deposit shall be returned to Purchaser, and, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. If Purchaser does not give Seller notice of Purchaser’s election to terminate this Agreement on the Closing Date, Purchaser shall conclusively be deemed to have waived its right of termination under this Section 7.2.

(e)  At Purchaser’s request, Seller shall send to each of the Tenants, and request that such Tenants execute and return, a subordination, non-disturbance and attornment agreement (“SNDA”) as may be required by Purchaser’s acquisition mortgage lender. Purchaser’s obligations under this Agreement shall not be conditioned upon obtaining SNDA’s from either of the Tenants, and if Seller does not obtain an SNDA from one or both of the Tenants, Purchaser shall nevertheless be obligated to close the transaction contemplated by this Agreement without any abatement of Purchase Price.

(f)  Seller shall send to the tenant under the KeyBank Lease the estoppel certificate relating to the KeyBank Guaranty attached hereto as Exhibit E-3 and shall request that the tenant have the guarantor execute and return said estoppel certificate. Purchaser’s obligations under this Agreement shall not be conditioned upon obtaining an estoppel certificate from the guarantor, and if Seller does not obtain such an estoppel certificate, Purchaser shall nevertheless be obligated to close the transaction contemplated by this Agreement without any abatement of Purchase Price.

7.3.  Lease Enforcement; Compliance.    Prior to the Closing Date, Seller shall have the right, but not the obligation, to enforce the rights and remedies of landlord under the Leases and to (i) apply all or any portion of any security deposits held by Seller under the Leases toward unpaid rent or any loss or damage incurred by Seller by reason of any defaults by either of the Tenants, and (ii) draw on any letter of credit held by Seller as security under any of the Leases and apply all or any portion of the proceeds of any such draw toward unpaid rent or any loss or damage incurred by Seller by reason of any defaults by either of the Tenants. Notwithstanding the foregoing, Seller shall not commence any legal action to terminate either of the Leases or to remove any of the Tenants under the Leases from possession of their space in the Building. Seller shall perform all of the obligations of landlord under the Leases which, under the terms of the Leases, are required to be performed by the landlord prior to the Closing Date. Between the date hereof and the Closing Date, Seller shall not enter into any amendment of either of the Leases, except for any amendment which Seller may be obligated to enter into pursuant to the provisions of the applicable Lease. Prior to the Closing Date Seller shall have the right, but not the obligation, to enforce the rights and remedies of landlord under the Cafeteria Agreement. In the event that the Cafeteria Agreement is terminated for any reason prior to the Closing Date, Seller shall have the right, but not the obligation, to enter into an agreement with an alternative cafeteria operator to operate the cafeteria currently operated by Cafeteria Operator, provided that any such agreement may be terminated by Seller and its successors on not less than thirty (30) days prior written notice (any such agreement being called the “Replacement Cafeteria Agreement”). If Seller enters into a Replacement Cafeteria Agreement pursuant to the provisions hereof, then representations and warranties under Section 5.1 shall be automatically deemed modified to reflect the existence of the Replacement Cafeteria Agreement. If the Cafeteria Agreement or any Replacement Cafeteria Agreement is in effect on the Closing Date, then, on the Closing Date, Seller shall assign to Purchaser all of its right title and interest in and to the Cafeteria Agreement or the Replacement Cafeteria Agreement, as the case may be, and Purchaser shall assume all of the obligations of Seller thereunder arising from and after such date. Such assignment and assumption shall be accomplished by modifying the form Assignment and Assumption Agreement to be delivered by the parties pursuant to Section 9.4(a) to include the assignment and assumption of the Cafeteria Agreement or Replacement Cafeteria Agreement pursuant to the provisions hereof.

7.4  Transfer of Letter of Credit.    Subject to Seller’s rights under Section 7.3, on the Closing Date, Seller shall deliver to Purchaser any letter of credit then held by Seller as security for the performance of the obligations of any tenant under the Leases (including that certain Irrevocable

Standby Letter of Credit No. 839-57166, dated March 25, 2002, issued to Seller in connection with the Gemini Lease by Deutsche Bank AG New York Branch), together with any transfer request form executed by Seller which may be required pursuant to the applicable letter of credit to effectuate a transfer of the letter of credit to Purchaser.

7.5  Service Contracts.    Prior to the Closing Date Seller shall give (or cause its property manager to give) such notices as may be required under all Service Contracts to effect the termination thereof. The Service Contracts shall not be assigned to or assumed by Purchaser.

7.6  Maintenance of the Property.    Except to the extent that Seller is relieved of such obligations under Article 8 and subject to the right of Tenants to make alterations and improvements pursuant to the Leases, between the date hereof and the Closing Date Seller shall maintain the Property in a manner consistent with Seller’s past practices with respect to the Property and in substantially the same condition as now exists, ordinary wear and tear excepted; provided, however, that (a) Purchaser acknowledges that in contemplation of the sale of the Property, Seller may have altered or suspended certain capital improvement projects, and (b) Purchaser agrees that, subject to its right to terminate this Agreement under Section 4.1 and Section 5.2, it shall accept the Property subject to, and Seller shall have no obligation to cure (i) all violations of Legal Requirements and (ii) all physical conditions which would give rise to such a violation. If Seller, in its sole discretion, elects to make any “capital repair” (as hereinafter defined) prior to the Closing Date, Seller shall give Purchaser notice of its intention to do so, together with a description of the contemplated capital repair. The term “capital repair” as used in the immediately preceding sentence means any repair or replacement to the Property or any part thereof which would costs more than $50,000.00 to complete.

7.7  Insurance.    Seller shall maintain the property insurance coverage currently in effect for the Property through the Closing Date.

7.8.  Audit Letters.    Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one to three years with regard to the Property. In connection with any such filing, upon request from Purchaser, Seller shall, at no cost or liability to Seller, (i) provide Purchaser and its counsel, accountants, agents and representatives with reasonable access to Seller’s books and records with respect to the ownership, management, maintenance and operation of the Property during the period that Seller owned the Property (the “Books and Records”), and permit them to copy same, and (ii) execute a “rep” letter addressed to Purchaser’s accounting firm relating to the Books and Records if necessary and provided the letter is in form and substance reasonably satisfactory to Seller. Purchaser shall reimburse Seller, within ten (10) days after receiving any request therefor, for all reasonable costs and expenses incurred by Seller in connection with its obligations under this Section 7.8, including reasonable attorneys’ or other professionals’ fees incurred in connection with the review of any “rep” letter. The provisions of this Section 7.8 shall survive the closing of title for a period of three (3) years.

ARTICLE 8
DAMAGE, DESTRUCTION AND CONDEMNATION

8.1  Casualty.    The risk of loss or damage to the Property by fire or other casualty before the delivery of the deed hereunder is assumed by Seller. In the event of any damage to or destruction of the Improvements due to fire or any other cause or hazard, Seller shall promptly give notice thereof to Purchaser describing such damage and indicating the estimated cost for restoration to substantially the same condition as existed prior to the damage and the period of time anticipated as being necessary to complete such restoration (the “Casualty Notice”). If the cost of such restoration is estimated to be in excess of $1,000,000.00, then Seller shall have the right, upon notice to Purchaser given within fifteen (15) days after Seller gives Purchaser the Casualty Notice, to terminate this Agreement. If (x) the cost of such restoration is estimated to be in excess of $1,000,000.00, (y) the anticipated restoration period exceeds one hundred eighty (180) days, or (z) the damage or destruction has resulted in a Material Abatement of rental under the Leases or the termination of any of the Leases, then Purchaser shall have the right, upon notice to Seller given within fifteen (15) days after Purchaser’s receipt of the Casualty Notice, to terminate this Agreement. Upon any termination of this Agreement under this Section 8.1, the

Deposit shall be returned to Purchaser, and, except as expressly provided herein, this Agreement and the rights and obligations of the respective parties hereunder shall be null and void. In the event of damage or destruction which does not give rise to a termination right pursuant to the provisions hereof, or in the event of damage or destruction which gives rise to a termination right but neither Purchaser nor Seller elects to terminate this Agreement, then (i) on the Closing Date, Purchaser shall be entitled to a credit against the Purchase Price in the amount equal to the sum of (1) the amount of any insurance proceeds actually received by Seller on account of such damage to or destruction of the Improvements (less an amount equal to all costs and expenses incurred by Seller in connection with the insurance claim), plus (2) the deductible amount under Seller’s casualty insurance policy, plus (3) an amount equal to any restoration costs which are not covered by Seller’s insurance, (ii) on the Closing Date Seller shall assign to Purchaser Seller’s rights to any unpaid insurance proceeds arising out of such damage or destruction, and (iii) Seller shall reasonably cooperate with Purchaser in prosecuting the casualty insurance claim. The term “Material Abatement” as used herein means an abatement of rent under either or both of the Leases which in the aggregate (on a per diem basis) exceeds five percent (5%) of the per diem aggregate rental payable under the Leases immediately prior to the casualty and which abatement is reasonably anticipated to continue for more than sixty (60) days.

8.2  Condemnation.    In the event any proceedings or negotiations are instituted which do or may result in a Taking of the Property or any portion thereof, Seller shall promptly notify Purchaser in writing thereof, describing the nature and extent thereof. If Purchaser determines in good faith that such Taking will materially adversely affect the use of the Property as an office building or will materially impair the ability to access the Property, Purchaser may, at its election, terminate this Agreement by written notice to Seller given within fifteen (15) days after Purchaser’s receipt of such notice from Seller, whereupon the Deposit shall be returned to Purchaser, and, except as expressly set forth to the contrary herein, this Agreement and the rights and obligations of the respective parties hereunder shall be null and void. In the event Purchaser does not terminate this Agreement by reason of any such Taking within such fifteen (15) day period, then and in that event, the sale of the Property shall be consummated as herein provided and

Seller shall assign to Purchaser on the Closing Date all of Seller’s right, title and interest in and to all awards payable by reason thereof and shall pay over to Purchaser all amounts theretofore received by Seller in connection with such Taking. Seller agrees not to settle or compromise any claim for such award without the prior written consent of Purchaser. Purchaser shall have the right to participate in any condemnation proceeding.

ARTICLE 9
CLOSING DATE AND DELIVERY OF DOCUMENTS; CONDITIONS PRECEDENT

9.1  Closing Date.    The closing of this transaction shall be conducted at 10:00 a.m. on the first Business Day occurring ten (10) days after the expiration of the Due Diligence Period (the “Closing Date”), subject to extension pursuant to Section 3.1(b), Section 5.2(b) or Section 7.2(c) hereof. If Purchaser requests, Seller will reasonably cooperate with Purchaser so that the closing may be conducted through escrow, with the Escrow Agent acting as the escrow agent pursuant to escrow instructions reasonably satisfactory to Seller; provided, however, that Seller shall not be obligated to delay the Closing Date to accommodate an escrow closing. If the closing of title does not occur on or before the initial Closing Date or on or before any extension thereof provided for under the express terms of this Agreement, then either Purchaser or Seller shall have the right to make TIME OF THE ESSENCE for the closing by notice given to the other party at least five (5) days prior to the date designated in such notice as the time of the essence Closing Date. The closing shall be conducted at the offices of Drinker Biddle & Shanley LLP, 500 Campus Drive, Florham Park, New Jersey. Upon the closing, possession of the Property, subject to the rights of Tenants under the Leases, shall be delivered to Purchaser, and Purchaser shall thence have the right to enjoy the rents, issues and profits therefrom.

9.2  Documents to be Delivered by Seller.    On the Closing Date, Seller shall deliver to Purchaser the following documents:

(a)  duly executed Deed of Bargain and Sale with Covenant Against Grantor’s Acts from Seller for the Land and the Improvements in proper statutory form for recording;

(b)  duly executed Bill of Sale for the Personal Property in form annexed hereto as Exhibit F;

(c)  all as built plans, specifications and drawings and shop drawings (and all documents and other materials related thereto) and all manuals relating to the maintenance and operation of the Property in Seller’s possession;

(d)  the original tax bills for the Property, if available;

(e)  duly executed Affidavit of Title in form annexed hereto as Exhibit G;

(f)  duly executed FIRPTA Affidavit of Seller in form of Exhibit H annexed hereto;

(g)  all keys or access cards to the Improvements;

(h)  the original or, if not available, a copy of the Leases certified as a true copy by Seller;

(i)  the original or, if not available, a copy of the Commission Agreements;

(j)  notice to the Tenants under the Leases in the form of Exhibit J annexed hereto;

(k)  “letter of non applicability” from the DEP confirming that the conveyance of the Land and Improvements is not subject to the provisions of ISRA, or, if the conveyance is subject to ISRA, evidence that the Property complies with such statute;

(l)  such other documents and instruments as Title Insurer may reasonably request to perfect title to any of the Property in Purchaser, provided Seller shall not be obligated to execute any document which increases its liability hereunder;

(m)  documentation to establish to Purchaser’s reasonable satisfaction the due authorization of Seller’s execution of all documents contemplated by this Agreement;

(n)  any Deed and other document or instrument required pursuant to Section  12.2(a) hereof; and

(o)  a certificate, dated as of the Closing Date and signed by Seller, stating that, subject to the provisions of Section  5.2, the representations and warranties in Section  5.1 are true and accurate as of such date.

9.3  Documents to be Delivered by Purchaser.    On the Closing Date, Purchaser shall deliver to Seller a certificate, dated as of the Closing Date and signed by Purchaser, stating that the representations and warranties contained in Section  6.1 are true and accurate as of such date.

9.4  Documents to be Delivered by Both Parties.    On the Closing Date, Seller and Purchaser shall each execute and deliver the following documents:

(a)  duly executed Assignment and Assumption of the Leases, the Intangible Property, the Commission Agreements, the Easement Agreement and, subject to the provisions of Section  7.3, the Cafeteria Agreement or any Replacement Cafeteria Agreement, in form annexed hereto as Exhibit I; and

(b)  a closing statement for this transaction reflecting all closing prorations.

9.5  Conditions Precedent to Seller’s Obligation to Complete Closing.    Purchaser agrees that Seller’s obligation to complete the closing hereunder shall be subject to the fulfillment, prior to or on the Closing Date, of the following conditions precedent, provided however, that Seller, in its sole discretion, may elect to waive any thereof:

(a)  Purchaser shall pay to Seller the Purchase Price as provided in Article 2;

(b)  Purchaser shall not be in material default in the performance of its obligations under this Agreement; and

(c)  the representations and warranties of Purchaser contained herein are true and correct in all material respects.

9.6  Conditions Precedent to Purchaser’s Obligation to Complete Closing.    Seller agrees that Purchaser’s obligation to complete the closing hereunder shall be subject to the fulfillment, prior to or on the Closing Date, of the following conditions precedent, provided however, that Purchaser, in its sole discretion, may elect to waive any thereof:

(a)  Title to the Property shall be as specified in Section  3.1(a) and the Title Insurer shall have issued the Owner’s Title Policy or the Commitment in accordance with Section  3.1(b);

(b)  Seller shall not be in material default in the performance of its obligations under this Agreement;

(c)  unless deemed waived by Purchaser, the representations and warranties of Seller contained herein are true and correct in all material respects; and

(d)  unless waived by Purchaser, each of the Tenants shall have delivered an estoppel certificate pursuant to Section  7.2.

ARTICLE 10
CLOSING ADJUSTMENTS

10.1  Adjustment Time.    All apportionments and adjustments shall be made as of 12:00 at the end of the day immediately preceding the Closing Date.

10.2  Description of Items to be Adjusted.    The following apportionments and adjustments shall be made:

(a)  real estate taxes assessed against the Land and Improvements based upon the calendar year assessed;

(b)  the amount of the real estate transfer tax payable in connection with the conveyance of the Land and the Improvements shall be deducted from the Purchase Price and shall be paid by Purchaser directly to the taxing authority;

(c)  if there are any confirmed or unconfirmed special assessments against the Land or the Improvements, Seller shall pay same if the work giving rise to the assessment was completed prior to the date of this Agreement, but if the work giving rise to the assessments was not completed prior to the date of this Agreement, same shall be paid or assumed by Purchaser;

(d)  rents (including, without limitation, fixed rent and additional rents) payable under the Leases for the month in which the Closing Date occurs shall be apportioned on the Closing Date regardless of whether collected from Tenants. If any rents under the Leases relating to any period prior to the month in which the Closing Date occurs shall be unpaid as of the Closing Date, then the rents collected by Purchaser under the Leases on or after the Closing Date shall first be applied to all rents due at the time of such collection for the month in which the Closing Date occurs or for any subsequent month and to any reasonable out-of-pocket costs incurred by Purchaser in connection with any litigation or other legal action instituted by Purchaser to collect the rents (which costs shall be pro-rated to reflect the portion thereof allocable to rents collected as a result of such litigation or action which are payable to Seller), with the balance payable to Seller to the extent of rents unpaid as of the Closing Date which relate to any period prior to the month in which the Closing Date occurs. After the Closing Date, Purchaser shall take good faith efforts to collect such unpaid rents from the Tenants; provided, however, Purchaser shall not be required to institute any proceeding to collect any such rents. If Seller shall not have received all accrued and unpaid rents relating to any period prior to the Closing Date within thirty (30) days thereafter, Seller, at its sole cost and expense, shall be entitled to bring such actions or proceedings not affecting possession as it shall desire to collect any such accrued and unpaid rents, and Purchaser shall cooperate with Seller, at Seller’s cost, in any such action; and

(e)  all other income and expense from the Property of every type and nature, including, without limitation, charges and expenses, if any, under the Easement Agreement. If any of the foregoing cannot be apportioned at the Closing Date because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date and the parties shall reasonably cooperate with one another in connection with such apportionment.

10.3  Final Adjustment of Real Estate Taxes.    If on the Closing Date final real estate tax bills for the calendar year in which the closing occurs are not available and the real estate tax adjustment is based upon preliminary tax bills, a final tax adjustment shall be made within ten (10) days after the final tax bill is issued, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based upon such re-adjustment.

10.4  Cash Security Deposits.    On the Closing Date, Seller shall transfer to Purchaser any unapplied cash security deposit then held by Seller pursuant to either of the Leases. To effectuate such transfer, Purchaser shall be entitled to a credit against the Purchase Price on the Closing Date in the aggregate amount of such unapplied cash security deposits, if any, then held by Seller.

10.5  Final Apportionment.

(a)  If rents under the Leases (including expense reimbursement payments) are payable or accruable under the Leases on the basis of estimates or formulae and are subject to adjustment after the Closing Date, such rents shall be apportioned on the Closing Date on the basis of the then current charges to the extent paid, as applicable, and shall be subject to reapportionment on the basis of the rents as finally determined to be owing under the Leases; it being recognized that the final expense reimbursement payments due from the Tenants will not be finally calculated until at least the first quarter of 2003. Within a reasonable time after Purchaser has made its calculations of the final expense reimbursement payments in respect of the pertinent fiscal periods and has billed Tenants therefor, but no later than April 15, 2003, Purchaser shall prepare and submit to Seller a final reapportionment of the rents and other items to be apportioned pursuant to this Section 10.5 as of the Closing Date (the “Final Apportionment Report”). Seller shall raise any objections it has to the Final Apportionment Report by written notice to Purchaser given by no later than May 15, 2003 and stating in reasonable detail Seller’s objections, and Purchaser shall allow Seller and its authorized representatives reasonable access during business hours to its books and records pertinent to the Property to permit Seller to review the Final Apportionment Report and to ascertain its accuracy.

(b)  If Seller shall raise any objections to the Final Apportionment Report as provided above, the parties shall meet within five (5) Business Days after submission of Seller’s notice thereof and attempt to resolve such objections. If any objections are not resolved within said five (5) day period, such objections may thereafter be submitted by either party to arbitration in accordance with Section 10.5(c).

(c)  In the event either party elects to arbitrate any item included in the Final Apportionment Report, such party shall notify the other. Seller and Purchaser shall then each appoint a qualified independent arbitrator and if the arbitrators so designated are unable to agree upon the matter they are requested to determine within fifteen (15) days after appointment, such matter shall be determined by a third qualified independent arbitrator to be selected by such arbitrators and, in the event such arbitrators are unable to agree upon such third arbitrator, such third arbitrator shall be appointed by the Assignment Judge of the Superior Court of New Jersey, Morris County. Each of the arbitrators shall be a qualified, professional commercial property manager having at least ten (10) years experience in such discipline. The jurisdiction of the arbitrators shall be strictly limited to a determination of the issue submitted to arbitration. The arbitration proceedings shall be conducted under the then applicable rules, but not under the auspices, of the American Arbitration Association. The decision of the arbitrators shall be in writing with supporting reasons and shall be final and binding upon the parties.

(d)  The Final Apportionment Report shall be deemed amended by any agreement of the parties or determination of the arbitrators, and, within ten (10) days after such agreement or determination (or, if Seller raised no objections to the Final Apportionment Report, the expiration of the objection period), Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as applicable, the amount determined to be due from such party to the other pursuant to the Final Apportionment Report, as the same may be deemed to have been amended; provided, however, that Purchaser shall not be required to pay to Seller any amount attributable to uncollected rents or other charges to tenants as of such date but shall pay to Seller such amounts within thirty (30) days after Purchaser has collected same. Purchaser may deduct from any amounts due to Seller under this Subsection (d) an amount equal to the reasonable out-of-pocket costs incurred by Purchaser in pursuing any litigation or other legal action against the applicable tenant to collect such amounts (which costs shall be pro-rated to reflect the portion thereof allocable to rents and other amounts collected as a result of such litigation or action which are payable to Seller).

(e)  If arbitration is required, each party shall bear the fees and expenses of the arbitrator selected by it and the fees and expenses of any third arbitrator shall be shared equally.

10.6  Errors in Closing Adjustments.    If after the closing, the parties discover any errors in adjustments and apportionments, same shall be corrected as soon after their discovery as possible. The provisions of this Section 10.6 shall survive the closing, except that no adjustments shall be made later than nine (9) months after the Closing Date unless prior to such date the party seeking the adjustment shall have delivered a written notice to the other specifying the nature and basis for such claim.

ARTICLE 11
DEFAULT; REMEDIES

11.1  Default by Purchaser Prior to Closing.    Seller may terminate this Agreement by notice to Purchaser at any time prior to the Closing Date in the event of (a) a material default by Purchaser under this Agreement (which remains uncured for ten (10) calendar days after Seller’s notice to Purchaser thereof, unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such ten (10) day period, in which case Purchaser shall have such longer period as shall be necessary to cure such default, so long as Purchaser proceeds promptly to cure such default within such ten (10) day period, prosecutes such cure to completion with due diligence within twenty (20) calendar days and advises Seller of the actions which Purchaser is taking and the progress being made) or (b) a material breach of any representation or warranty by Purchaser expressly set forth in this Agreement. Notwithstanding the foregoing, (i) Purchaser shall not have any cure period with respect to the time of the essence Closing Date, and (ii) the cure period with respect to any failure to pay any installment of the Deposit on the date when due shall be only three (3) calendar days after Seller’s notice to Purchaser thereof.

11.2  Default by Seller Prior to Closing.    Purchaser may terminate this Agreement by notice to Seller at any time prior to the Closing Date in the event of (a) a material default by Seller under this Agreement (which remains uncured for ten (10) calendar days after Purchaser’s notice to Seller thereof), unless such default cannot be cured by the payment of money and cannot with due diligence be wholly cured within such ten (10) day period, in which case Seller shall have such longer period as shall be necessary to cure such default, so long as Seller proceeds promptly to cure such default within such ten (10) day period, prosecutes such cure to completion with due diligence within twenty (20) days and advises Purchaser of the actions which Seller is taking and the progress being made) or (b) subject to the provisions of Section 5.2, a material breach of any representation or warranty by Seller expressly set forth in this Agreement.

11.3  Remedies Prior to Closing Date.

(a)  Of Seller.    If Purchaser materially defaults under this Agreement beyond any applicable cure period, or materially breaches any representation or warranty contained herein, Seller shall, as its sole and exclusive remedy hereunder, have the right to terminate this Agreement and receive $2,000,000.00 (and Seller shall have the right to receive the Deposit on account of such amount), and such payment shall constitute and be liquidated and agreed damages, whereupon the parties hereto shall be relieved of any further liability or obligation to each other, it being expressly understood that the receipt by Seller of such monies shall be the sole and exclusive right and remedy of Seller and constitutes a fair and reasonable amount for the damage sustained by Seller by reason of Purchaser’s breach of this Agreement. Seller hereby waives and releases any right to seek specific performance against Purchaser.

(b)  Of Purchaser.    If Seller materially defaults under this Agreement beyond any applicable cure period, or materially breaches any representation or warranty contained herein, Purchaser shall, subject to the provisions of Section 5.2, be entitled, as its sole and exclusive remedies, either (i) to specific performance, provided Purchaser commences the action for specific performance within thirty (30) days after Purchaser learns of the default or material breach of the representation or warranty, as the case may be, or (ii) to terminate this Agreement and receive the Deposit together with all actual out of pocket expenses incurred by Purchaser in negotiating this transaction and in performing its due diligence, not to exceed in aggregate the sum of $150,000.00. If Purchaser fails to commence an action against Seller for specific performance within thirty (30) days after Purchaser learns of the default or the material breach of a representation or warranty as the case may be, then Purchaser shall be deemed to have conclusively waived its right to specific performance. If Purchaser elects to terminate this Agreement, the return of the Deposit and payment of such out of pocket expenses shall constitute and be liquidated and agreed damages, and upon payment thereof, the parties hereto shall be relieved of any further liability or obligation to each other, it being expressly understood that such payment constitutes a fair and reasonable remedy for the damage sustained by Purchaser by reason of Seller’s breach of this Agreement. Under no circumstances shall Seller be liable to Purchaser for any damages other than specified above, whether such damages are direct or consequential.

11.4  Limitation on Purchaser’s Remedies After Closing.    Notwithstanding any provision of this Agreement to the contrary or any provision of law or equity, if the closing occurs, Purchaser shall have no recourse, claim, remedy or right against Seller, at law or in equity, to assert or maintain any action for damages, direct, consequential or otherwise, or any other remedy available at law or in equity, or to rescind this Agreement, as a result of any of the representations or warranties of Seller being inaccurate if Purchaser knew or is deemed to know that such representation or warranty was inaccurate at the time of the closing. Purchaser shall conclusively be deemed to have known that a representation or warranty was inaccurate if this Agreement or any estoppel certificate executed by any of the Tenants and delivered to Purchaser, or any of the Leases, or any studies, tests, reports, or analyses prepared by or for or otherwise obtained by Purchaser, or any of the Property Documents delivered to Purchaser contains information which is inconsistent with the representations or warranties.

11.5  Limitation on Seller’s Damages After Closing.    Subject to the provisions of Section 11.4, Purchaser agrees that, after the closing, Seller shall only be liable for direct, but not consequential or punitive, damages resulting from a breach of any provision of this Agreement or a breach of any representation or warranty; provided however, that (a) the total liability of Seller for all such breaches shall not, in the aggregate, exceed $2,000,000.00 and (b) such representations and warranties are personal to Purchaser and may not be assigned to or enforced by any other party other than an assignee of this Agreement in accordance with Section 12.3. Purchaser further agrees that no claim may or shall be made for any alleged breach under or relating to this Agreement unless the amount of such claims exceeds, individually or in the aggregate, the sum of $50,000.00 (at which point, subject to the above provisions, Seller shall be liable for all such damages caused thereby relating back to the first dollar of loss).

ARTICLE 12
MISCELLANEOUS

12.1  Brokerage Commission and Finder’s Fee.    The parties agree that they have dealt with each other and not through any real estate broker, investment banker, person, firm or entity who would, by reason of such dealings, be able to claim a real estate brokerage, business opportunity brokerage or finder’s fee as the procuring cause of this transaction, except the Broker. Each of the parties agrees to indemnify the other and hold the other harmless of and from any and all loss, cost, damage, injury or expense arising out of, or in any way related to, assertions, by any other person, firm or entity of a claim to real estate brokerage, business opportunity brokerage or finder’s fee based on alleged contacts between the claiming party and the indemnifying party which have resulted in allegedly providing a broker or finder with the right to claim such commission or finder’s fee. Seller agrees to pay the Broker a commission pursuant to a separate agreement if, as and when title closes. The provisions of this Section 12.1 shall survive the closing of title.

12.2  Like-Kind Exchange.    (a)  (i)  Purchaser acknowledges that Seller may, at Seller’s option, effect a like-kind exchange of the Property under Internal Revenue Code Section 1031 (the “Code”). Purchaser further acknowledges that, prior to closing, Seller may convey to one of its members (a “Seller Transferee”) an interest in the Property as a tenant-in-common, in order to accommodate such Seller Transferee and/or Seller in effecting a like-kind exchange of an interest in the Property. Any transfer of an interest in the Property by Seller to a Seller Transferee shall be made subject to this Agreement. Purchaser shall reasonably cooperate with Seller and the Seller Transferee and shall execute any documents reasonably required to permit Seller and/or the Seller Transferee to effect such a like-kind exchange pursuant to the Code, provided (w) Seller shall reimburse Purchaser for reasonable fees and expenses incurred by Purchaser in connection with the exchanges contemplated by this Section 12.2(a), (x) in no event shall Purchaser be obligated to take title to any property other than the Property or incur any additional liability in connection with such exchange, (y) in no event shall the Closing Date be delayed on account of any such exchange, and (z) in no event shall Seller be relieved of any of its obligations or liability hereunder in connection with any such exchange.

(ii)  On the Closing Date, if Seller has conveyed a tenant-in-common interest in the Property to a Seller Transferee, Seller shall cause the Seller Transferee to deliver to Purchaser (x) a duly executed Deed of Bargain and Sale with Covenants against Grantor’s Acts for Seller Transferee’s interest in the Land and Improvements in proper statutory form for recording, and (y) any other document or instrument as the Title Insurer may reasonably require to perfect title in Purchaser to Seller Transferee’s interest in the Property.

(iii)  Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claim, loss, cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or in connection with the exchanges contemplated by Section 12.2(a).

(iv)  The provisions of this Section 12.2(a) shall survive the closing of title.

(b)  Seller acknowledges that Purchaser may, at Purchaser’s option, effect a like-kind exchange under Code Section 1031 in connection with its acquisition of the Property. Seller will reasonably cooperate with Purchaser and execute any documents reasonably required to permit Purchaser to effect such a like-kind exchange pursuant to Code Section 1031 provided (i) Purchaser shall reimburse

Seller for reasonable fees and expenses incurred by Seller in connection with the exchange contemplated by this Section 12.2(b), (ii) in no event shall Seller be obligated to take title to any property other than the Property or incur any additional liability in connection with such exchange, (iii) in no event shall the Closing Date be delayed on account of any such exchange, and (iv) in no event shall Purchaser be relieved of any of its obligations or liability hereunder in connection with such exchange. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all claim, loss, cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or in connection with the exchange contemplated by this Section 12.2(b). The provisions of this Section 12.2(b) shall survive the closing of title.

12.3  Assignment.    Purchaser shall not have the right to directly or indirectly assign this Agreement or any rights hereunder, except that Purchaser shall have the right to assign this Agreement to an affiliate (as hereinafter defined), provided (a) a copy of the executed assignment is delivered to Seller not less that five (5) days prior to the Closing Date, (b) the assignee assumes all obligations of Purchaser hereunder, and (c) Purchaser remains primarily liable hereunder as a principal and not as a guarantor or surety. The term “affiliate” as used in this Section 12.3 means an entity which is controlled by, controls, or is under common control with, Purchaser.

12.4  Notices.    Any demand, notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered personally, by recognized overnight national courier service (such as UPS) for next business day delivery, by telecopy (with a hard copy and a transmission confirmation sent by a recognized overnight national courier service), or by certified mail, return receipt requested, first-class postage prepaid to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

To Seller:

Two Gatehall Associates, LLC
c/o The Gale Company
200 Campus Drive
Florham Park, New Jersey 07932

Attention: Christopher F. Sameth
Fax: 973-301-9501

with copies to:

Drinker Biddle & Shanley LLP
500 Campus Drive
Florham Park, New Jersey 07932-1047
Attention: Michael E. Rothpletz, Jr., Esq.
Fax: 973-360-9831

To Purchaser:

Wells Operating Partnership, L.P.
c/o Wells Capital, Inc.
6200 The Corners Parkway, Suit 250
Norcross, Georgia 30092
Attention: Mr. Jeffrey A. Gilder
Fax: (770) 243-8510

with copy to:

Alston & Bird, LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: William L. O’Callaghan, Esq.
Fax Number: (404) 881-7777

Any notice delivered to a party’s designated address by (a) personal delivery, (b) recognized overnight national courier service, or (c) certified mail, return receipt requested, shall be deemed to have been received by such party at the time the notice is delivered to such party. Any notice sent by fax to the party’s designated fax number shall be effective upon receipt, provided receipt occurs before 5:00 PM on a business day in the State of New Jersey. Confirmation by the courier delivering any notice given pursuant to this Section 12.4 shall be conclusive evidence of receipt of such notice. Each party hereby agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by any other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service. Any notice given by an attorney for a party shall be effective for all purposes.

12.5  Attorneys’ Fees.    In the event any action or proceeding is commenced to obtain a declaration of rights hereunder, to enforce any provision hereof, or to seek rescission of this Agreement for default contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees in addition to all other relief to which it may be entitled therein. All indemnities provided for herein shall include, without limitation, the obligation to pay costs of defense in the form of court costs and reasonable attorneys’ and paralegal fees and disbursements.

12.6  Successors and Assigns.    The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

12.7  No Personal Liability.    No member, principal, officer, director, employee, attorney, accountant or other agent or representative of Seller shall have any personal liability hereunder.

12.8  Recordation.    Neither this Agreement nor any memorandum thereof shall be recorded by Purchaser and any such recording or attempt to record shall be deemed to be a material breach hereof by Purchaser. Except in connection with an action for specific performance permitted pursuant to the provisions hereof, Purchaser hereby waives any right to file a lis pendens or other form of attachment against the Property in connection with this Agreement or the transactions contemplated hereby. Purchaser hereby irrevocably appoints Seller as its agent and attorney in fact (coupled with an interest) to execute and deliver in the name of and on behalf of Purchaser any document required to discharge any lis pendens or other document filed by Purchaser with respect to the Property in violation of this Section 12.8. To the extent any such filing is made in violation of this provision, Purchaser shall indemnify and hold Seller harmless from and against any damages incurred by Seller in connection therewith. Nothing herein shall be deemed to prevent Purchaser from filing a Notice of Settlement.

12.9  Governing Law.    This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey.

12.10  Incorporation of Prior Agreements.    This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no prior or other written or oral agreement or undertaking pertaining to any such matter shall be effective for any purpose.

12.11  Modification of Agreement.    This Agreement may not be amended or modified, nor may any obligation hereunder be waived orally, and no such amendment, modification or waiver shall be effective for any purpose unless it is in writing and signed by the party against whom enforcement thereof is sought.

12.12  Further Assurances.    After the Closing Date, Seller shall execute, acknowledge and deliver, for no further consideration, all such assignments, transfers, consents and other documents as Purchaser may reasonably request to carry out the provisions of this Agreement, provided Seller shall not be obligated to execute any such instrument which increases Seller’s obligations or liabilities hereunder. The provisions of this Section 12.12 shall survive the closing of title.

12.13  Invalidity.    If any provision hereof shall be declared invalid by any court or in any administrative proceeding, the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible. The captions and paragraph headings are provided for purposes of convenience of reference only and are not intended to limit, define the scope of, or aid in interpretation of any of the provisions hereof.

12.14  Confidentiality.    Prior to the closing of title, Purchaser agrees not to disclose that it has entered into this Agreement or any of the terms and conditions of this Agreement to any third party, except that Purchaser may disclose such information to its attorneys, accountants, prospective investors, mortgage brokers and lenders, provided Purchaser advises such parties of the confidentially provisions of this Section 12.14 and instructs them to comply with same. Purchaser acknowledges that any information furnished to Purchaser with respect to the Property is and has been so furnished on condition that Purchaser maintain the confidentiality thereof. Except as provided above, Purchaser shall hold in strict confidence any of the information in respect of the Property. In the event for any reason this Agreement is terminated or the closing is not conducted, Purchaser shall promptly return to Seller all documents made available to Purchaser. The provisions of this Section 12.14 shall survive the termination of this Agreement. Purchaser shall not issue any press release or public statement relating to the Property prior to the closing of title. After the closing of title, Purchaser shall not refer to Morgan Stanley Dean Witter or The Gale Company in any press release or public statement relating to Property unless Purchaser has obtained Seller’s prior written approval of the press release or public statement, which approval shall not be unreasonably withheld or delayed.

12.15  Counterparts.    This Agreement may be executed and delivered in several counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.

[CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TWO GATEHALL ASSOCIATES, LLC

By:	/s/ CHRISTOPHER F. SAMETH
Name: Christopher F. Sameth
Title: Authorized Representative
WELLS OPERATING PARTNERSHIP, L.P.

By:	Wells Real Estate Investment
Trust, Inc., general partner
By:	/s/ DOUGLAS P. WILLIAMS
Name: Douglas P. Williams
Title: Executive Vice President

Escrow Agent signs this Agreement solely for the purpose of agreeing to comply with the provisions of Section 2.4 hereof.

STEWART TITLE GUARANTY COMPANY

By:	Cobe Title Agency, LLC, its agent

By:	/S/ CLIFFORD A. BERNSTEIN

Name: Clifford A. Bernstein
Title: Co-President

EXHIBIT A
LEGAL DESCRIPTION OF LAND

BEGINNING AT A CAPPED IRON PIN FOUND ON THE NORTHEASTERLY RIGHT OF WAY LINE OF NJSH ROUTE 10, (A.K.A. MOUNT PLEASANT AVENUE, VARIABLE WIDTH RIGHT OF WAY) SAID POINT BEING ON THE DIVIDING LINE BETWEEN LOT 55 AND LOT 56, BLOCK 175 AND RUNNING, THENCE;

1.    ALONG THE DIVIDING LINE BETWEEN LOT 55 AND LOT 56, BLOCK 175, NORTH 38 DEGREES—35 MINUTES—58 SECONDS EAST, A DISTANCE OF 489.37 FEET TO A CAPPED IRON PIN FOUND, THENCE;

2.    ALONG THE COMMON DIVIDING LINE BETWEEN LOT 55 AND LOTS 56, 59 & PART OF 6, BLOCK 175, NORTH 38 DEGREES—58 MINUTES—29 SECONDS EAST, A DISTANCE OF 427.51 FEET TO A CONCRETE MONUMENT FOUND, THENCE;

3.    ALONG THE COMMON DIVIDING LINE BETWEEN LOT 55 AND LOTS 24, 25, 26, 27, 28, 29, 30 & 31, SOUTH 49 DEGREES—51 MINUTES—16 SECONDS EAST, A DISTANCE OF 785.95 FEET TO A CAPPED IRON PIN FOUND, THENCE;

4.    ALONG THE COMMON DIVIDING LINE BETWEEN LOT 55 AND LOTS 32, 33, 34 AND PART OF LOT 35, BLOCK 175, SOUTH 49 DEGREES—42 MINUTES—13 SECONDS EAST, A DISTANCE OF 356.50 FEET TO A CONCRETE MONUMENT FOUND, THENCE;

5.    ALONG THE DIVIDING LINE BETWEEN LOT 55 AND LOT 52.02, BLOCK 175, SOUTH 40 DEGREES—17 MINUTES—47 SECONDS WEST, A DISTANCE OF 60.55 FEET TO A CAPPED IRON PIN FOUND ON THE NORTHEASTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE, (60 FOOT WIDE RIGHT OF WAY), THENCE;

6.    ALONG THE NORTHEASTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE, NORTH 49 DEGREES—54 MINUTES—26 SECONDS WEST, A DISTANCE OF 1.59 FEET TO A POINT OF CURVATURE, THENCE;

7.    ALONG THE NORTHERLY RIGHT OF WAY LINE OF GATEHALL DRIVE ON A CURVE TO THE LEFT, HAVING A RADIUS OF 360.00 FEET, A CENTRAL ANGLE OF 89 DEGREES—47 MINUTES—49 SECONDS, FOR AN ARC DISTANCE OF 564.21 FEET, ALSO BEARING A CHORD OF SOUTH 85 DEGREES—11

MINUTES—41 SECONDS WEST, A CHORD DISTANCE OF 508.21 FEET TO A POINT OF TANGENCY, THENCE;

8.    ALONG THE NORTHWESTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE, SOUTH 40 DEGREES—17 MINUTES—47 SECONDS WEST, A DISTANCE OF 135.43 FEET TO A CONCRETE MONUMENT FOUND MARKING A POINT OF CURVATURE, THENCE;

9.    CONTINUING ALONG THE NORTHWESTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE ON A CURVE TO THE RIGHT, HAVING A RADIUS OF 970.00 FEET, A CENTRAL ANGLE OF 17 DEGREES—14 MINUTES—52 SECONDS, FOR AN ARC LENGTH OF 292.00 FEET, ALSO BEARING A CHORD OF SOUTH 48 DEGREES—55 MINUTES—14 SECONDS WEST, A CHORD DISTANCE OF 290.90 FEET TO A POINT OF TANGENCY, THENCE;

10.    CONTINUING ALONG THE NORTHWESTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE, SOUTH 57 DEGREES—32 MINUTES—40 SECONDS WEST, A DISTANCE OF 231.63 FEET TO A CONCRETE MONUMENT FOUND MARKING A POINT OF CURVATURE, THENCE;

11.    CONTINUING ALONG THE NORTHWESTERLY RIGHT OF WAY LINE OF GATEHALL DRIVE ON A CURVE TO THE RIGHT, HAVING A RADIUS OF 65.00 FEET, A CENTRAL ANGLE OF 51 DEGREES—40 MINUTES—51 SECONDS, FOR AN ARC DISTANCE OF 58.63 FEET, ALSO BEARING A CHORD OF SOUTH 83 DEGREES—23 MINUTES—05 SECONDS WEST, A CHORD DISTANCE OF 56.66 FEET TO A POINT OF NON-TANGENCY ON THE NORTHEASTERLY RIGHT OF WAY LINE OF NJSH ROUTE 10, THENCE;

12.    ALONG THE NORTHEASTERLY RIGHT OF WAY LINE OF NJSH ROUTE 10, NORTH 32 DEGREES—27 MINUTES—20 SECONDS WEST, A DISTANCE OF 500.95 FEET TO A POINT OF CURVATURE, THENCE;

13.    CONTINUING ALONG THE NORTHEASTERLY RIGHT OF WAY OF NJSH ROUTE 10 ON A CURVE TO THE LEFT, HAVING A RADIUS OF 11,524.20 FEET, A CENTRAL ANGLE OF 00 DEGREES—40 MINUTES—01 SECONDS, FOR AN ARC DISTANCE OF 134.15 FEET, ALSO BEARING A CHORD OF NORTH 32 DEGREES—47 MINUTES—21 SECONDS WEST, A CHORD DISTANCE OF 134.15 FEET TO THE POINT AND PLACE OF BEGINNING.

TOGETHER WITH ALL RIGHT, TITLE AND INTEREST OF SELLER IN AND TO THE EASEMENT AND MAINTENANCE AGREEMENT RECORDED IN DEED BOOK 2858, PAGE 684, AS AMENDED BY FIRST AMENDMENT TO

EASEMENT AND MAINTENANCE AGREEMENT RECORDED IN DEED BOOK 4446, PAGE 52.